Exhibit 99.1

For Immediate Release
CONTACT:

Titan Iron Ore Corp Andrew A. Brodkey, President and CEO (520) 989-0020	Wolfe Axelrod Weinberger Associates, LLC Stephen D. Axelrod, CFA / Adam Lowensteiner (212) 370-4500, (212) 370-4505 fax steve@wolfeaxelrod.com, adam@wolfeaxelrod.com

TITAN IRON ORE CORP.  RETAINS
WOLFE AXELROD WEINBERGER ASSOCIATES LLC.
AS ITS INVESTOR RELATIONS AGENCY

TUCSON, AZ. – November 7, 2011 Titan Iron Ore Corp. (OTCBB:TFER) today announced that it has engaged Wolfe Axelrod Weinberger Associates LLC. as its investor relations agency.

Mr. Andrew Brodkey, President and CEO, stated, “Titan Iron Ore has  recently announced a program to  commence drilling at  the Company’s wholly-owned Wyoming Iron Complex properties in Albany County, Wyoming.  Titan Iron has reached the point where we believe that it is appropriate to begin an active investor relations program to inform our shareholders of both our current status and future outlook.  After a thorough search, we have selected Wolfe Axelrod Weinberger Associates in that capacity because of its focus on microcap companies and extensive contacts with investors active in that space.”

Stephen D. Axelrod, Managing Member of Wolfe Axelrod Weinberger Associates LLC., noted, “We are pleased to be selected to assist Titan Iron Ore, Inc. in its efforts to increase awareness and investor interest in the untapped value of the Wyoming Iron Complex properties and other mining projects and communicate its progress as it brings these projects to fruition.”

About Titan Iron Ore Corp.

Titan is based in Tucson, Arizona and trades on the OTC Bulletin Board under the trading symbol "TFER."  The Company is focused on the acquisition and development of iron ore exploration and development mining properties, and raw materials for the iron and steel industries, with projects located in regions that enjoy stable politics, sound economies and friendly business environments. Currently the Company has an option to acquire the Wyomex Iron Complex project in Albany County, Wyoming, USA.

Forward Looking Statement
This news release contains forward-looking statements. Forward looking statements in this news release include: that Wolfe Axelrod will increase awareness and investor interest in our company, and that our Wyoming project has untapped value. There can be no certainty regarding the ability of the Company to achieve these results. Factors which may delay or prevent these results from coming to fruition include weather and access impediments; inability of consultants to complete the exploration programs, and inability of labs and third parties to deliver results. As well, results may differ as a result of geological data resulting in changed plans for exploration, our potential inability to contract equipment and labor, our inability to finance our plans, current economic conditions and the state of mineral exploration and mineral prices in general. Our investor relations campaign may not achieve the results we hope for or any results at all. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies as disclosed on EDGAR to understand the many risks facing our company.